Rauscher Pierce & Clark
             36 Green Street              Tel (44) 171 491 2434
             London WlY 3RH               Fax (44) 171 491 9081






November 9, 1995

PRIVATE AND CONFIDENTIAL

XCL Ltd.
110 Rue Jean Lafitte
Lafayette, LA 70508

Attention:     Mr. Marsden W. Miller, Jr.
               Chairman & Chief Executive Officer

Gentlemen:


     You have indicated that XCL Ltd. (the "Company") desires to retain Rauscher Pierce & Clark Inc. (the "Placement Agent") to serve as its exclusive financial advisor to the Company in connection with a proposed private placement of equity securities (the "Placement"). The securities to be placed in the Placement (the "Securities") will consist of a minimum of two million United States dollars (US $2,000,000) and a maximum of up to seven million United States dollars (US $7,00,000) of newly issued common shares and warrants to purchase common shares of the Company or such other securities as may be subsequently agreed by the Company and the Placement Agent, subject to any increase in the amount of the Placement approved by the Company. The Placement is currently anticipated to be an offering of Units (the "Units"), each consisting of ten thousand (10,000) shares (the "Shares") of the common stock, par value $0.01 per share (the "Common Stock"), of the Company and warrants (the "Warrants") exercisable to purchase an additional ten thousand (10,000) shares of Common Stock. The Placement will be structured and conducted in all respects to meet all the requirements of Regulation S under the Securities Act of 1933, as amended (the "Securities Act"). This agreement (the "Agreement") sets forth (i) the services to be provided by the Placement Agent in connection with the Placement; (ii) the professional fees and expenses payable to the Placement Agent in exchange for its services; and (iii) general terms and conditions of the engagement.

     In connection with the proposed Placement, the Company and the Placement Agent hereby agree as follows:

1.     (a)     The Company hereby appoints the Placement Agent as
its exclusive agent to arrange the Placement, with the first two million United States dollars (US $2,000,000) in Units being offered on a "best efforts, all or none" basis with a closing to
be completed on or before December 22, 1995.   If the minimum
amount of $2,000,000 of Units is placed but the maximum amount is not placed by such date, the remaining five million United States dollars (us $5,000,000) in Units shall be offered on a "best efforts, any or all" basis, from the date hereof until and through February 29, 1996 (the "Offering Period"), which period may be extended by mutual written agreement of the parties hereto. If the entire amount of Securities are not placed on or before December 22, 1995, the Placement Agent shall attempt to arrange the Placement of the remaining Units during the period ending February 29, 1996. The price of the Units to be sold will be determined separately for each closing of the Placement, as agreed to by the Company. Subject to the terms and conditions herein set forth, the Placement Agent accepts such appointment and shall endeavor to identify sources for the Placement (each, a "Source ). Such agency shall continue until the earlier to occur of termination of the Offering Period or termination by the Company or the Placement Agent of this Agreement upon thirty days prior notice, except that in any event, the Placement Agent's agency shall terminate on the date the Placement has been
completed.   In the event the arrangement of the Placement is
commenced and the Agreement is terminated by any party hereto for any reason or indications of interest for the Placement are not received by the end of the Offering Period, the Placement Agent's agency and this Agreement shall terminate without further obligation of either the Placement Agent or the Company to the other except as provided in Paragraphs 1(b) and (c), 3 and 8 below. The Company shall have the right to reject any and all proposed Sources as well as the terms, amounts and provisions which may be proposed for the Placement for any reason the Company deems reasonable in the exercise of its sole and
arbitrary discretion.   Neither the Company nor any of its
officers, directors, employees or agents shall make any offers or sales of the Company's equity securities during the Offering Period, or otherwise solicit interest therein, except for the placement and the current offering of preferred stock in the United States.

     (b) Notwithstanding the foregoing, in the event that a potential Source is contacted and introduced, as provided herein, by the Placement Agent to the Company during the Offering Period and such Source provides equity or debt financing (other than any (i) traditional bank financing, (ii) any project financing the proceeds of which are used to finance the Company's activities :in China or (iii) any equity or debt financing provided by institutional investors which are shareholders of the Company on the date hereof) to the Company after the expiration of the Offering Period, at any time during one (1) year from the date of the commencement of the Offering Period, the Placement Agent shall be entitled to a commission equal to eight percent (8%) of the aggregate gross cash proceeds to the Company of such financing; provided, however, that no such commission shall be so due and payable if such Source had been previously solicited by or on behalf of the Company in respect of any prior financings (including, without limitation, the persons identified on Schedule I hereto); and provided, further, that no such commission shall be due and payable if the Placement Agent or any of its affiliates or any other person acting on its or their behalf (such affiliate or other person being referred to herein as an "Associated Person") shall have breached any of the terms of this Agreement or any other agreement to be entered into by the Company and the Placement Agent in connection with the Placement.

     (c) If the Company elects to pursue an alternative financial arrangement, merger or other transaction in lieu of the Placement during the Offering Period or decides not to proceed with the first closing or any subsequent closing for the Placement for any other reason, other than the failure of the Placement Agent to arrange the placement of at least two million United States dollars (US $2,000,000) in Units pursuant to this Agreement, then the Company shall pay the Placement Agent a termination fee in the amount of thirty thousand United States dollars (US $30,000).

     (d) The Placement Agent acknowledges that the Company and Henderson Crosthwaite have previously identified six potential Hong Kong based investors (such investors are listed on schedule I hereto) who may be interested in buying equity securities of the Company upon terms and conditions no more
favourable than the terms and conditions of the Placement.   The
Placement Agent agrees not to solicit such investors and shall not be entitled to any sales commission or other fee or cost reimbursement in respect of the sale of any securities to such investors. ( With respect to any sale of securities to such investors, the Company agrees that:

(i) offers and sales of such securities shall be conducted by the Company and Henderson Crosthwaite in compliance with the Securities Act and Regulation S promulgated thereunder, or any other applicable exemption from the registration provisions of the Securities Act, and all other applicable securities laws of all other jurisdictions in which the Company, Henderson Crosthwaite or any of their respective officers, directors, employees or agents shall solid such investors or distribute offering materials;

(ii) any offering of securities to such investors shall limited to the investors listed on Schedule I and shall be a separate and distinct transaction from the Placement , but shall be upon terms and conditions no more favourable than the terms and conditions of the Placement;

(iii) offers and sales shall be made to such investors only to the extent that the Company has a sufficient number of shares of its authorized common stock reserved for the issuance of common shares upon the sale of $7,000,000 of the Units in the Placement and the issuance of warrants to Rauscher Pierce & Clark Limited ("RPC"), a wholly-owned subsidiary of the Placement Agent, pursuant to Paragraph 5; and

(iv) the Company shall provide the Placement Agent and its counsel with copies of the offering documentation evidencing offers and sales to the investors listed on Schedule
I.

2.   The Placement Agent shall assist and advise the Company
through all phases of the placement process.   Services to be
provided by the Placement Agent shall include, without
limitation:   (i) assisting the Company and its counsel with
preparation of a placement memorandum (the "Placement Memorandum") for the arrangement of the Placement which shall contain such information as we may mutually determine may be
required;     (ii) identification of prospective Sources; (iii)
distribution of the Placement Memorandum and other offering documents to and contact of prospective Sources; (iv) arranging meetings and accompanying the Company in meeting with prospective Sources; (v) evaluating preliminary indications of interest, and assisting Sources in conducting due diligence; (vi) assisting the Company and its counsel through the process of negotiating and drafting definitive documents; and (vii) assisting in the closing of the Placement.

3. In exchange for the services set forth in Paragraph 2, the Company agrees to reimburse the Placement Agent for all reasonable out-of-pocket expenses incurred on this project at the request of the Company, including all reasonable legal fees and expenses; provided, however, that such legal fees and expenses shall not exceed $45,000. Such expense reimbursement shall not be contingent upon the successful completion of the transaction contemplated hereunder, and shall be payable as incurred by the Placement Agent and billed to the Company from time to time.

4. Upon the closing of the Placement to one or more Sources and the receipt by the Company of the proceeds thereof, the Company shall pay the Placement Agent:

     (a) a corporate finance fee (the "Corporate Finance Fee") equal to (i) forty thousand United States dollars (US $40,000) if the aggregate total amount of Units placed is not less than three million United States dollars (US $3,000,000) and is less than four million United States dollars (US $4,000,000); (ii) fifty thousand United States dollars (US $50,000) if the aggregate total amount of Units placed is not less than four million United States dollars (US $4,000,000) and is less than five million United States dollars (US $5,000,000); or (iii) sixty thousand United States dollars (us $60,000) if the aggregate total dollar amount of Units placed is five million United States dollars (US $5,000,000) or greater, such Corporate Finance Fee to be calculated based on the aggregate gross proceeds from the sale of Units in all of the closings for the Placement; and

     (b) a sales commission (the "Sales Commission") equal to eight percent (8%) of the aggregate gross total proceeds of the Units placed.

The Company and the Placement Agent acknowledge that the Company shall pay EnCap Financial Services, Inc. ("EnCap") a fee to be arrived at by mutual agreement between EnCap and the Company. The Corporate Finance Fee and the Sales Commission shall be payable in cash in United States dollars at the closing of the Placement and upon the receipt of proceeds therefrom.

5. In addition, the Company agrees for a price of one hundred United States dollars (US $100.00) to sell to RPC concurrently with the successful completion and closing of the Placement, common stock purchase warrants (the "RPC Warrants") covering a number of shares of the Common Stock equal to ten percent (10%) of the number of Shares sold in each closing for the Placement, exercisable at the lower of $0.50 per share or the closing bid price of the Common Stock on the trading day prior to each closing date for the Placement. All shares of Common Stock issuable upon the exercise of the RPC warrants (the "Warrant Shares") will be issuable out of the authorized Common Stock.
The RPC warrants will have a term of five (5) years and shall be similar in all material respects to the Warrants except for their exercise price and that the Company shall not have the right to force the exercise of the RPC Warrants; that they may only be exercised as to all or any lesser number of shares of Common Stock covered thereby, commencing from the date twelve (12) months after the closing date of Placement; and that they will contain piggyback registration rights in the event that a public offering of Common Stock is registered with the Securities and
Exchange Commission by the Company.   The RPC Warrants shall be
non-transferable except to (i) the Placement Agent; (ii) successors to RPC or the Placement Agent; (iii) purchasers of substantially all of the assets of RPC or the Placement Agent;
(iv) officers, directors, employees, or agents of RPC or the Placement Agent; (v) shareholders of RPC or the Placement Agent or the shareholders or partners of their respective transferees in the event of liquidation or dissolution, or (vi) the respective nominees of any of the foregoing parties. The RPC Warrants and the Warrant Shares shall be issued pursuant to the exemption from registration under the Securities Act provided by Regulation S promulgated thereunder. RPC and any and all transferees of the RPC Warrants and the Warrant Shares pursuant to clauses (i) through (vi) of the second-next preceding sentence of this Paragraph 5 shall comply, and any and all such permitted transfers of RPC Warrants and Warrant Shares shall be made in compliance, with the terms and provisions of the Securities Act and Regulation S promulgated thereunder and all other applicable securities laws of all other jurisdictions in which the RPC Warrants and the Warrant shares are issued and transferred, and any transfer not in such compliance shall be null and void given no effect hereunder.

6. The Company shall pay the Placement Agent a fee equal to eight percent (8%) of the exercise price of the Warrants, which shall be payable by banker's draft, cashier's check or wire transfer of immediately available funds within five business days after notice of exercise of the Warrants and payment of the exercise price therefor by the holders thereof is received by the Company.

7. (a) Prior to the sale of the Securities pursuant to the Placement to any Source, such Source and any person advising such Source shall be furnished information by the Company pertaining to the Company and the terms and conditions of the Placement and shall be given the opportunity by the Company to ask questions and receive answers concerning the Company and the terms and conditions of the Placement.

     (b) All written information provided to any Source or to the Placement Agent and their agents by the Company (the "Written Communications"), and all oral communications provided to any Source or the Placement Agent and their agents by the Company, shall not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements, in the light in which they were made, not misleading as of the point in time given.

     (c) The Company shall promptly notify the Placement Agent if, because of the occurrence of any event or condition, the passing of time or otherwise, any of the Written Communications or any oral communications of the Company and its officers or Directors to the Placement Agent or any Source which relate to the offer and sale of Securities pursuant to the Placement contain any untrue statement of a material fact or omit to state a material fact necessary to make the communications, in light of the circumstances under which they were made, not misleading. The Written Communications (and all attendant oral communications) shall be amended in form and substance satisfactory to the Placement Agent and the Company so that after giving effect to such amendment, such Written Communications (and all attendant oral communications to the extent that such oral communications are not amended by means of the amended Written Communications) shall not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements, in light of the circumstances under which they were made, not misleading.

     (d) The Company shall furnish or make available to, the Placement Agent, its authorized representatives and its legal counsel any and all documentation and information in the Company's possession reasonably requested by the Placement Agent, its authorized representatives or its legal counsel in connection with their due diligence efforts regarding the Placement.

     (e) As a primary consideration for this Agreement, the Placement Agent shall plan, arrange for and accompany the Company's Chairman and/or executive officers on a trip to Europe, at such time as the Company and Placement Agent shall agree, to meet with prospective Sources whom the Placement Agent shall identify. The Company and the Placement Agent agree that a trip to the Far East may be scheduled to meet with prospective sources in January, 1996, or at such other time during the Offering Period as the Company and the Placement Agent shall agree.

     (f) The Placement Agent shall not, in fulfilling its obligations hereunder, act as underwriter for the Securities, and is in no way obligated, directly or indirectly, to advance its
own funds to purchase any of the. Securities.   All services
provided by the Placement Agent hereunder shall be conducted by the Placement Agent and its Associated Persons in compliance with the Securities Act and Regulation S promulgated thereunder and all other applicable Securities Laws of all other jurisdictions in which the Placement Agent or any Associated Person shall solicit Sources or distribute offering materials.

8. (a) In addition to the amounts which the Company has herein agreed to pay to the Placement Agent, the Company shall defend, indemnify, and hold the Placement Agent, Rauscher Pierce & Clark Limited and their respective officers, directors, agents, employees, and controlling persons harmless from and against any losses, claims, damages, or liabilities (including, without limitation, court costs and reasonable attorney's fees and expenses) to which the Placement Agent and their respective officers, directors, agents, employees, and controlling persons may become subject, as described in Paragraph 1 of Schedule II to this Agreement which is to be considered an integral part of this Agreement.

     (b) The Placement Agent, shall defend, indemnify, and hold the Company and its officers, directors, agents, employees and controlling persons harmless from and against any losses, claims, damages, or liabilities (including, without limitation, court costs and reasonable attorneys' fees and expenses) to which the Company and its officers, directors, agents, employees, and controlling persons may become subject, as described in Paragraph 2 of Schedule II to this Agreement.

9. The parties hereto each understands and agrees that this Agreement is being executed by their respective representatives, hereunto duly authorized, and is not subject to any further approvals or ratification in order to become a binding obligation of each of them.

10. The Company understands that RPC's engagement hereunder may involve work in the United Kingdom which will or may be described as "investment business" for the purposes of the UK
Financial Services Act 1986 ("FSA").   This work will be
undertaken by Rauscher Pierce & Clark Limited ("RPC"), which is a member of The Securities and Futures Authority ("SFA"). On the basis of the information the Company has supplied and on the basis of the Company's experience and understanding in relation to investments, we have categorized the Company as a non-private customer. As a consequence of this categorization, the Company will lose the protections afforded to private customers under the Rules, including the right to sue RPC for damages under Section 62 of the FSA and the right of access to the Consumer Arbitration Scheme, of the SFA; provided, however, that nothing in the foregoing shall act to waive any right which the Company may have under any other applicable law or under any agreement with the Placement Agent, including, without limitation, this Agreement.

     If the foregoing correctly sets forth our mutual understanding, please so indicate by signing and returning to us the enclosed copy of this Agreement.

     We are delighted to have this opportunity to assist the
Company.    Accordingly, we look forward to committing our
resources toward the prompt arrangement of the Placement on the best available terms.

Very truly yours,
RAUSCHER PIERCE & CLARK INC.

By:   /s/ David P. Quint
-------------------------
Title:  President

AGREED TO AND ACCEPTED THIS

9th DAY OF November, 1995

XCL LTD.

By:   /s/ Marsden W. Miller, Jr.
--------------------------------
Name:   Marsden W. Miller, Jr.
Title:     Chairman and Chief Executive Officer